UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 28, 2009
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4001 Lexington Avenue North Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
SIGNATURES

ITEM 8.01 OTHER EVENTS
     Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), recently provided an update on the ongoing repositioning of the retail businesses owned and operated by Agriliance LLC (a 50-50 joint venture between the Company and CHS Inc.). The Company noted that Agriliance entered into a purchase agreement with Tennessee Farmers Cooperative that contemplates the sale of eleven retail locations that span four states (Tennessee, Kentucky, Arkansas and Missouri). Subject to customary closing conditions, the parties expect this transaction to close on or about August 31, 2009. Additional transaction terms were not disclosed.
     The Company also noted, that in addition to the announced and ongoing efforts to sell retail locations to third parties, a portion of Agriliance’s remaining restructuring will ultimately involve specific location purchases by each of CHS (sites in Western Texas) and the Company (sites in Arkansas, Mississippi and Louisiana). These transaction details have not yet been finalized, but the Company anticipates that further information will be furnished within the next several months, assuming mutually acceptable agreements can be negotiated.
     These recent announcements follow the one the Company made on April 9, 2009, when the Company noted that Agri-AFC LLC, a joint venture between Alabama Farmers Cooperative and Winfield Solutions, LLC (a wholly-owned subsidiary of the Company) agreed to acquire nine of Agriliance’s retail centers located in Georgia and Mississippi. Agri-AFC has been operating these locations under a lease agreement for the past several months, and is expected to complete the asset transfer on or about July 31, 2009.
     As a result of Agriliance’s current and expected restructuring efforts, the Company anticipates that it will receive, on an aggregated basis, cash proceeds of approximately $100 million between now and March 31, 2010, which will consist of periodic distributions from Agriliance, net of the cost of the acquired properties and associated working capital.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: July 28, 2009	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer